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SCHEDULE 14A

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WGL Holdings, Inc.

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AltaGas Ltd.

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On January 25, 2017, AltaGas Ltd. distributed the following letter to its employees:

AltaGas Ltd. 1700, 355 4th Ave SW Calgary, Alberta T2P 0J1	main fax	403.691.7575 403.691.7576

January 25, 2017

AltaGas Family,

On behalf of our Board of Directors, I’m excited to announce that, today, we entered into an agreement to acquire WGL Holdings, Inc. (WGL), a leading U.S. natural gas and clean energy company. The Boards of Directors for both companies unanimously approved the C$8.4B transaction this afternoon. When it closes, AltaGas will double in size with pro-forma assets of approximately C$22 billion. This significantly enhances our position as a leading North American diversified energy infrastructure company.

Much like AltaGas, WGL is in the business of natural gas distribution, midstream and also clean power. WGL owns and operates natural gas distribution utilities in the District of Columbia (D.C.), Maryland and Virginia serving approximately 1.1 million customers, and has built a strong foundation for growth. The company has a rich history and established presence in the Washington, D.C., region dating back to 1848. WGL holds ownership stakes in four major midstream projects linking key supply basins to growth driven and economically strong markets in the U.S. Northeast, and energy export opportunities off of the U.S. East Coast. WGL also has substantial long-term contracted clean power and distributed generation assets, along with retail energy marketing, in twenty U.S. states.

Together we will have over C$7 billion of growth opportunities identified through to 2021 in highly attractive clean energy platforms across North America.

From David Cornhill’s vision and with $37,000 of seed capital investment in 1994, we’ve grown together to become a company valued at over $10 billion today. We have built AltaGas through hard work, our core values, vision, strong organic growth and successful acquisitions, each one making us better, smarter and leading to new opportunities. As we embark on this new journey together with WGL, let’s take a moment to celebrate some of our successes:

•	Creating social value with local communities and First Nations by respecting the land, sharing the benefits and nurturing long-term relationships;

•	Early roots in the midstream business in Alberta;

•	Creating a family of leading natural gas utilities in Canada and the U.S.: AUI, HGL, PNG, SEMCO and ENSTAR;

•	Delivering on the promise of clean and abundant hydropower with the Northwest Projects;

•	Trailblazing natural gas and liquids including Taylor, our Northeast British Columbia Strategy and sanctioning of Canada’s first-ever West Coast propane export terminal; and,

•	California power assets and North American-leading battery energy storage at Pomona.

All of this was done thanks to the determination, creativity and discipline of each of you. For your commitment, talents and hard work, I am profoundly grateful.

January 25, 2017

As we look toward the future, you are no doubt asking how the transaction might affect you:

•	First, as a result of the acquisition we see substantial growth opportunities for employees both here and in the U.S. now and in the future.

•	The transaction bolsters our financial stability and future growth.

•	We will have greater stability and diversity of earnings. This bodes well for the company’s ability to support future, even more compelling growth initiatives.

•	Our increased size and scale will underpin job security, employee pay, benefits and retirement plans.

•	We will be leveraging WGL’s considerable presence and expertise in the Washington, D.C. area by having their lead team assist in the management of our U.S. utility holding company after the deal closes, which is expected in 2018, as we engage with regulators. As well, our U.S. power business will relocate headquarters to the Washington, D.C./Maryland region.

•	The SEMCO and ENSTAR utilities will continue to operate under their own brands with the same local management and employees.

We expect the regulatory approval processes to be completed in 2018. In the mean-time, it is crucial for us to focus on our base business and growth plans as we take this next big step. All of us will look back on this day as a true milestone for our history, for our new WGL colleagues and for each of us at AltaGas.

I encourage you to read more about the deal in our press release, and visit the website we have established for the transaction, WGLDeliveringMore.com, which will be live in the next day or two. We will be holding a town hall on Tuesday, January 31, and will keep you updated as the transaction proceeds. In addition, we have established an email address for staff inquiries about the acquisition: Questions@altagas.ca.

Together, AltaGas and WGL will create new value, opportunities and growth for all of us. I look forward to working with each of you as we build North America’s clean energy future.

Yours sincerely,

/s/ David Harris

David Harris

President & Chief Executive Officer